Exhibit 99.1

American Financial Group Announces Record

First Quarter Core Net Operating Earnings

Cincinnati, Ohio - April 25, 2006 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings of $101.5 million ($1.27 per share) for the 2006 first quarter compared to $62.9 million ($.81 per share) reported in the 2005 first quarter. The increase results from higher earnings from the company's insurance operations and net realized gains on investments versus net realized losses in the 2005 period. Investment gains include an after-tax gain of $15.3 million ($.19 per share) from the previously announced sale of the company's interest in the Cincinnati Reds.

Record core net operating earnings of $86.1 million ($1.08 per share) for the first quarter of 2006 were up 23% from the comparable period a year earlier, reflecting significantly improved results within the specialty property and casualty insurance ("P&C") operations. For the 2006 first quarter, this group's underwriting profit was 61% higher than in the 2005 first quarter.

AFG's net earnings include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended March 31,
	2006	2005

Net earnings (see components below)	$ 101.5	$ 62.9

Components of net earnings:
Core net operating earnings
	$ 86.1	$ 69.9

Realized investment gains (losses)	18.8(a)	(5.9)
Other(b)	(3.4)	(1.1)

Net earnings	$ 101.5	$ 62.9

Diluted EPS (see components below)	$ 1.27	$ 81

Components of EPS:
Core net operating earnings	$ 1.08	$ .90

Realized investment gains (losses)	.23(a)	(.08)
Other(b)	(.04)	(.01)

Diluted EPS	$ 1.27	$ .81

Footnotes a-b are contained in the accompanying Notes To Financial Schedules at the end of this release.

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Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, jointly stated: "We are off to a great start towards meeting the company's objectives for 2006. Our strong insurance results reflect underwriting discipline along with solid investment management. In addition to our strong insurance operating results, we generated additional income and increased our book value through the previously announced sale of our investment in the Cincinnati Reds. During the first quarter, we repurchased approximately $78 million of long-term debt which, coupled with our strong earnings, reduced our debt-to-capital ratio to below 25%. We also maintained a strong liquidity position, ending the quarter with about $121 million of holding company cash and investments. In addition, we recently announced that we have a definitive agreement to sell Chatham Bars Inn in Cape Cod for $166 million and expect to recognize an after-tax gain of between $27 - 29 million in the 2006 second quarter. This sale will further add to our book value and provide additional capital to grow our annuity and supplemental insurance operations. With our excellent first quarter results exceeding our expectations, we are increasing our 2006 core earnings guidance to between $4.00 and $4.30 per share, which does not include the benefit of the Chatham sale."

Business Segment Results

The P&C specialty insurance operations generated an underwriting profit of $69.8 million in the 2006 first quarter, $26.5 million higher than the same quarter a year earlier. The 2006 combined ratio was 88.0%, 4.1 points better than in the 2005 first quarter. The 2006 results include approximately $13 million (2.2 points) of catastrophe losses, principally from severe storms in the Midwest, compared to about $2 million (0.4 points) of such losses in the same prior year period. Net written premiums for the 2006 first quarter were approximately 5% higher than the 2005 first quarter. Strong premium growth within the Property and Transportation group was partly offset by a decline in the California workers' compensation premiums. Overall average rates in the 2006 first quarter were down about 2% compared with the same prior year period. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation businesses reported a combined ratio of 79.0% for the 2006 first quarter, 3.8 points better than in the same 2005 period. The majority of the Midwest storm losses affected this group but these losses were offset by favorable reserve development, particularly in the crop insurance operations. The transportation, marine and equine operations also generated outstanding underwriting profits. Net written premiums for the 2006 first quarter increased 14% above the 2005 first quarter. New premium volume from the recent acquisition of Farmers Crop Insurance Alliance, higher commodity prices used to establish crop insurance coverages and solid growth in the inland marine businesses were the primary drivers of the increase.

The California Workers' Compensation business continued to report strong profitability with a combined ratio of 83.9% in the 2006 quarter compared to 85.1% in the same period a year earlier. This business' underwriting margins continue to benefit from an improved claims environment resulting from the workers' compensation reforms enacted in California. Net written premiums for the 2006 quarter were about 15% below the 2005 first quarter, reflecting the effect of lower rates, partly offset by good business retention and volume growth. Continued rate reductions in California are evidence of the positive effects of the reform legislation in lowering workers' compensation costs.

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The Specialty Casualty group reported a solid underwriting profit for the 2006 first quarter with a combined ratio of 92.3%, an improvement of 4.1 points compared to the same 2005 period. This improvement reflects a significant decrease in adverse reserve development in the executive liability operations compared to a year earlier. In addition, the excess and surplus and targeted markets businesses continue to produce very strong underwriting profits. Net written premiums for the 2006 first quarter were 9% higher than in the 2005 first quarter due primarily to volume growth as well as lower premiums ceded under reinsurance agreements, principally in the executive liability and excess and surplus lines.

The Specialty Financial group reported a small underwriting profit in the first quarter of 2006. The group's combined ratio was 99.1%, an improvement of 5.2 points compared to the 2005 first quarter, reflecting a significant reduction in losses from the residual value business. The fidelity and crime, trade credit and financial institutions operations continued to generate strong profitability. Net written premiums were about 4% lower as more premiums were ceded in the 2006 period under residual value reinsurance agreements. The residual value business is being discontinued in 2006 as the remaining contracts expire.

Carl Lindner III stated: "As we expected, all four of our major specialty groups generated underwriting profits during the first quarter of 2006. Our property and casualty insurance segment's combined ratio of 88% was the best in AFG's history. We've continued to follow our strategy of being a specialty insurance player and building franchise value in markets where we can be recognized as leaders. Our sustained profitable results demonstrate our ability to execute on this strategy and our ongoing focus on sound pricing and underwriting discipline. We continue to closely monitor our rate adequacy in all our markets and will sacrifice volume as appropriate to achieve appropriate returns."

The Annuity and Supplemental Insurance Group, managed by Great American Financial Resources, Inc. ("GAFRI"), reported, in their separate earnings release today, core net operating earnings of $18.3 million for the 2006 first quarter compared to $14.3 million for the 2005 first quarter, which exclude $3.6 million in net earnings of the Puerto Rican subsidiary ("GA-PR") that was sold in January 2006. The increase primarily reflects improvement in the fixed annuity and life operations, as well as the investment of dividends received in 2005 from GA-PR and proceeds related to the sale of that company. AFG's core net operating earnings include its share of GA-PR's results through the date of sale. Statutory premiums of nearly $300 million in the first quarter of 2006 were 12% lower than in 2005. Premiums in the first quarter of 2005 include approximately $100 million of traditional fixed annuity premiums from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI in the first quarter of 2005. Excluding the $100 million, premiums in the first quarter of 2006 were 25% higher than the same period in 2005 due primarily to re-entering the indexed-annuity market and higher 403(b) annuity sales.

Craig Lindner commented, "GAFRI's core lines of business continue to perform well. We remain committed to growing these lines and believe that our financial and operational strengths will allow us to capitalize on opportunities in these areas through organic growth and acquisitions. The success of our introduction of indexed-annuities last year is clearly demonstrated by the first quarter premiums and we expect to generate significant premiums as we further penetrate this market. We also anticipate introducing several new products during the balance of 2006 which should contribute to additional premium growth."

A reconciliation of this group's "core net operating earnings", a non-GAAP measure, to net income as well as further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 81% of GFR common stock and a proportional share of its earnings is included in AFG's results.

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About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities and supplemental insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain rate increases, and changes in debt and claims paying ratings.

Conference Call

The company will hold a conference call to discuss 2006 first quarter results at 11:30 a.m. (EDT) tomorrow, Wednesday, April 26, 2006. Toll-free telephone access will be available by dialing 1-866-356-3093 (international dial in 617-597-5381). Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available at approximately 1:30 p.m. (EDT) on April 26, 2006 until 11:59 p.m. on May 3, 2006. To listen to the replay, dial 1-888-286-8010 (international dial in 617-801-6888) and provide the confirmation code 83054586. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.
Contact:	Anne N. Watson	Web Sites: www.afginc.com
	Vice President-Investor Relations	www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2006	2005
Revenues
P&C insurance premiums	$ 579.1	$ 549.1
Life, accident & health premiums	82.0	92.1
Investment income	231.9	214.2
Realized investment gains (losses)	29.8(c)	(5.5)
Other income	74.8	82.1
	997.6	932.0
Costs and expenses(d)
P&C insurance losses & expenses	510.4	507.3
Annuity, life, accident & health benefits & expenses	183.5	185.0
Interest & other financing expenses	18.5	19.6
Other expenses	116.2	115.8
	828.6	827.7
Operating earnings before income taxes	169.0	104.3
Related income taxes	59.3	35.1

Net operating earnings	109.7	69.2

Minority interest expense	(7.8)	(5.9)
Investee losses, net of tax	(.4)	(.4)

Net earnings	$ 101.5	$ 62.9

Diluted Earnings per Common Share	$ 1.27	$ .81

Average number of Diluted Shares	79.6	77.8

	March 31,	December 31,
Selected Balance Sheet Data:	2006	2005
Total Cash and Investments	$16,450	$16,224
Long-term Debt, Including Payable to Subsidiary Trusts	$ 914	$ 1,000
Shareholders' Equity	$ 2,449	$ 2,458
Shareholders' Equity (Excluding unrealized gains (losses) on fixed maturities)	$ 2,558	$ 2,442
Book Value Per Share	$ 31.20	$ 31.48
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$ 32.60	$ 31.28
Common Shares Outstanding	78.5	78.1

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)
	Three months ended March 31,		% Change
	2006	2005

Gross written premiums	$ 894	$ 856	5%

Net written premiums	$ 623	$ 593	5%

Ratios (GAAP):
Loss & LAE ratio	58.1%	63.3%
Expense ratio	29.8%	28.6%
Policyholder dividend ratio	.1%	.2%

Combined Ratio	88.0%	92.1%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 318	$ 277	15%
Specialty Casualty	375	358	5%
Specialty Financial	119	116	3%
California Workers' Compensation	85	104	(19%)
Other	(3)	1	NA
	$ 894	$ 856	5%

Net Written Premiums:
Property & Transportation	$ 231	$ 203	14%
Specialty Casualty	202	186	9%
Specialty Financial	93	96	(4%)
California Workers' Compensation	80	93	(15%)
Other	17	15	21%
	$ 623	$ 593	5%

Combined Ratio (GAAP):
Property & Transportation	79.0%	82.8%
Specialty Casualty	92.3%	96.4%
Specialty Financial	99.1%	104.3%
California Workers' Compensation	83.9%	85.1%

Aggregate Specialty Group	88.0%	92.1%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes primarily an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

  Includes a $15.3 million ($.19 per share) after-tax gain on the sale of the company's investment in the Cincinnati Reds.
  Primarily includes losses from non-insurance investees and retirement of debt.

  Summary Of Earnings:

  Includes a $23.6 million pre-tax gain on the sale of the company's investment in the Cincinnati Reds.
  Includes $1.8 million for the expensing of employee stock options which began in 2006.